Exhibit 99.1

pdvWireless Reports First Quarter Results

WOODLAND PARK, NJ – August 10, 2018 – pdvWireless, Inc. (NASDAQ: PDVW), a communications company focused on developing and offering solutions that leverage its spectrum assets for the deployment of private network and mobile communication solutions designed to meet the needs of critical infrastructure and enterprise customers, reported today its first quarter results for the period ended June 30, 2018.

Financial Results

Revenue for the Company’s first fiscal quarter ended June 30, 2018 was $1.9 million, compared with $1.5 million in the same period of the prior year.

The net loss for the Company’s first fiscal quarter was ($12.3 million), or ($0.85) per share, versus a net loss of ($7.9 million), or ($0.55) per share, for the similar period of the prior year.

The Company’s revenue for the three months ended June 30, 2018 continued to principally represent its historical software-as-a-service (“SaaS”) business. The increase in revenue for that period, however, in comparison to the revenue for the same period of the prior year, was primarily from growth in its TeamConnectSM business.

Cost of revenue for the three months ended June 30, 2018 was $2.1 million, an increase of approximately 26.2% over the prior fiscal year’s comparable period. The increased cost of revenue for the three-month period in the current fiscal year primarily reflects the impairment charge taken to reduce the carrying value of the Company’s radios for the TeamConnect business, due to lower future sales resulting from the Company’s realigning its focus on spectrum initiatives.

Total operating expenses of $12.3 million for the three months ended June 30, 2018 was $5.2 million, or 73.4%, higher than the three months ended June 30, 2017.  The increase was primarily attributable to a $4.0 million increase in restructuring charges, $0.5 million for the impairment charge to adjust our dispatch radios to their realizable value and $0.7 million increase in general and administrative expenses, which includes costs associated with the Company’s regulatory initiatives.

Adjusted EBITDA for the first quarter ended June 30, 2018 was negative ($8.1 million) versus negative ($5.6 million) for the similar period of the prior year.

Morgan E. O’Brien, CEO of pdvWireless, commented, “We remain close to the regulatory process and were pleased by a recent statement by FCC Chairman Ajit Pai in his testimony to a Subcommittee of the Energy and Commerce Committee that he and his staff are working on drafting a Notice of Proposed Rulemaking where the FCC is likely to lay out its preferred path to the future of 900 MHz broadband.  We continue to believe that this is a compelling opportunity for the FCC to repurpose an underutilized spectrum band and to expand the base of broadband spectrum, and we are optimistic that action will be taken soon.”

Strong Cash Position

The Company remains debt free and has a strong cash position, with $90.9 million in available cash as of June 30, 2018, a decrease of $7.4 million from March 31, 2018. The decrease primarily resulted from payroll costs and investments in the pursuit of other business and spectrum initiatives.

Conference Call

The Company will host a conference call at 8:30 a.m. EDT today, August 10, 2018, to discuss its first quarter fiscal year 2019 financial results and update investors on its strategic initiatives. Investors in the United States can participate in the earnings call by dialing into the conference line at 888-267-2845 and using the conference code 573228. The earnings call will be available for replay until August 23, 2018 and can be accessed through the pdvWireless Investor Relations website at http://corp.pdvwireless.com/investors/events/.

About pdvWireless

pdvWireless, Inc. (NASDAQ: PDVW) is focused on developing and offering solutions that leverage its spectrum assets for the deployment of next generation private networks designed to meet the needs of critical infrastructure and enterprise customers.  We are the largest holder of licensed nationwide spectrum in the 900 MHz spectrum band throughout the contiguous United States, plus Hawaii, Alaska and Puerto Rico.  On average, we hold approximately 60% of the channels in the Part 90 portion of the 900 MHz band in the top 20 metropolitan market areas in the United States. We are currently pursuing a regulatory proceeding at the Federal Communications Commission that seeks to modernize and realign a portion of the 900 MHz band to increase its usability and capacity, and accommodate the future deployment of broadband technologies and services.  At the same time, we are expecting to enable private broadband network solutions, leveraging our spectrum, that address the growing and unmet needs of our targeted critical infrastructure and enterprise customers. Our Chairman, Brian McAuley, and CEO, Morgan O'Brien, were the co-founders of Nextel Communications and have over 60 years of combined experience in telecom operations and successfully developing regulatory driven spectrum initiatives to address the unmet wireless communications needs of businesses. pdvWireless is headquartered in Woodland Park, New Jersey.

Non-GAAP Financial Information

This press release and the information contained herein present a non-GAAP financial measure, Adjusted EBITDA, which excludes certain amounts. The Company defines Adjusted EBITDA as net income (loss) with adjustments for depreciation and amortization, depreciation – cost of revenue, interest (income)  expense-net, other  (income)  expense-net, income tax expense (benefit) and stock-based compensation. The Company has included below a reconciliation of net loss, the most directly comparable GAAP financial measure, to Adjusted EBITDA. The Company’s management uses Adjusted EBITDA to evaluate the Company’s performance and provides this financial measure to investors as a supplement to the Company’s reported results because management believes this information provides additional insight into the Company’s operating performance by disregarding certain nonrecurring or non-cash items or items that are not reflective of the day-to-day offering of its services. Adjusted EBITDA should not be considered in isolation from, as a substitute for, or as superior to, financial measures calculated in accordance with GAAP, and the Company’s financial results calculated in accordance with GAAP and any reconciliation to those financial statements should be carefully evaluated. This non-GAAP financial measure used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts are forward-looking statements as defined under the Federal securities laws. These forward-looking statements include statements regarding the regulatory status and timing of the Company’s initiatives and related activities involving the FCC, the Company’s spectrum and other business initiatives and opportunities and the Company’s TeamConnect business and its sales and marketing initiatives. Any forward-looking statements contained herein are based on the Company’s current expectations, but are subject to a number of risks and uncertainties that could cause its actual future results to differ materially from its current expectations or those implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: (i) risks associated with the Company’s efforts to remediate the material weakness in its internal control over financial reporting; (ii) the Company’s spectrum initiatives, including its FCC proceedings aimed at modernizing and realigning the 900 MHz spectrum band to increase its usability and capacity, which contemplates the utilization of such spectrum for the future deployment of broadband technologies and services, may not be successful on a timely basis or at all, and may continue to require significant time and attention from its senior management team and the expenditure of significant resources; (iii) the Company may not be successful in identifying, developing and commercializing network and mobile communication solutions utilizing its current and future spectrum and commercially available technologies; [(iv) the Company has a limited operating history with respect to its Team Connect business]; (v) the Company has had net losses each year since its inception and may not achieve or maintain profitability in the future; (vi)  the Company’s ability to control the costs and to achieve the expected operational benefits and long- term cost savings of its restructuring plan;  [(vii) the Company’s indirect sales model may not be successful; (viii) the market for the Company’s TeamConnect service may not prove to be as large as and/or it may continue to be more difficult for the Company to obtain customers for its TeamConnect service than it initially expected;] (ix)

the wireless communication industry is highly competitive and the Company may not be able to compete successfully; and (x) government regulation could adversely affect the Company’s business and prospects. These and other factors that may affect the Company’s future results of operations are identified and described in more detail in its filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K/A for the fiscal year ended March 31, 2018, filed with the SEC on August 9, 2018.  Modifications to those factors and/or additional factors are described in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018,  filed with the SEC on August 10, 2018. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by applicable law, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

Investor Relations Contacts:

Natasha Vecchiarelli Director of Corporate Communications pdvWireless, Inc. 973-531-4397 nvecchiarelli@pdvwireless.com

pdvWireless, Inc.

Consolidated Statements of Operations

(dollars in thousands, except share data)

(Unaudited)

	Three months ended
	June 30,
	2018	2017
Operating revenues
Service revenue	$1,348	$1,105
Spectrum license revenue	182	182
Other revenue	342	178
Total operating revenues	1,872	1,465
Cost of revenue
Sales and service	2,146	1,700
Gross loss	(274)	(235)
Operating expenses
General and administrative	5,568	4,881
Sales and support	1,631	1,686
Product development	637	552
Restructuring costs	3,975	—
Impairment of long-lived assets	534	—
Total operating expenses	12,345	7,119
Loss from operations	(12,619)	(7,354)
Interest expense	—	(1)
Interest income	316	112
Other income (expense)	1	(17)
Loss before income taxes	(12,302)	(7,260)
Income tax expense	—	650
Net loss	$(12,302)	$(7,910)
Net loss per common share basic and diluted	$(0.85)	$(0.55)
Weighted-average common shares used to compute basic and diluted net loss per share	14,481,561	14,437,986

The table below reconciles Adjusted EBITDA to the Company’s GAAP disclosure of net loss.

	Three months ended
	June 30,
	2018	2017
Adjusted EBITDA:
Net Loss	$(12,302)	$(7,910)
Income tax expense	—	650
Interest (income) expense - net	(316)	(111)
Other (income) expense - net	(1)	17
Depreciation - Cost of revenue	664	599
Depreciation and amortization - Operating expenses	65	55
Stock-based compensation expense	3,820	1,089
ADJUSTED EBITDA	$(8,070)	$(5,611)

pdvWireless, Inc.

Consolidated Balance Sheets

(dollars in thousands, except for share data)

	June 30,	March 31,
	2018	2018 (As Restated)
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$90,936	$98,318
Accounts receivable, net of allowance for doubtful accounts of $63 and $53	935	935
Inventory	—	173
Prepaid expenses and other current assets	1,251	850
Total current assets	93,122	100,276
Property and equipment	11,675	12,775
Intangible assets	106,606	106,606
Capitalized patent costs, net	194	197
Other assets	863	486
Total assets	$212,460	$220,340
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$4,173	$4,322
Accounts payable - officers	39	94
Deferred revenue	806	813
Total current liabilities	5,018	5,229
Noncurrent liabilities
Deferred revenue	4,058	4,257
Other liabilities	2,677	2,325
Total liabilities	11,753	11,811
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.0001 par value per share, 10,000,000 shares authorized and no shares outstanding at December 31, 2017 and March 31, 2017	—	—
Common stock, $0.0001 par value per share, 100,000,000 shares authorized and 14,509,557 shares issued and outstanding at June 30, 2018 and 14,487,650 shares issued and outstanding at March 31, 2018	1	1
Additional paid-in capital	339,479	335,767
Accumulated deficit	(138,773)	(127,239)
Total stockholders' equity	200,707	208,529
Total liabilities and stockholders' equity	$212,460	$220,340

pdvWireless, Inc.

Consolidated Statement of Cash Flows

(dollars in thousands)

(Unaudited)

	Three months
	June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(12,302)	$(7,910)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	728	654
Non-cash compensation expense attributable to stock awards	3,820	1,089
Deferred income taxes	—	650
Bad debt expense	60	9
Loss on disposal of assets	—	17
Impairment of long-lived assets	534	—
Changes in operating assets and liabilities
Accounts receivable	(60)	(280)
Inventory	170	64
Prepaid expenses and other assets	(10)	260
Accounts payable and accrued expenses	(150)	(914)
Accounts payable - officers	(55)	(9)
Deferred revenue	(206)	(147)
Other liabilities	352	143
Net cash flows used by operating activities	(7,119)	(6,374)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of intangible assets	—	(1,677)
Purchases of equipment	(155)	(651)
Net cash used by investing activities	(155)	(2,328)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock option exercise	4	160
Payments of withholding tax on net issuance of restricted stock	(112)	—
Net cash provided (used) by financing activities	(108)	160
Net change in cash and cash equivalents	(7,382)	(8,542)
CASH AND CASH EQUIVALENTS
Beginning of the period	98,318	124,083
End of the period	$90,936	$115,541